EXHIBIT 99.1

ERF WIRELESS ACQUIRES TSTAR INTERNET ADDING AN ADDITIONAL 3,000 CUSTOMERS AND $1,200,000 PROFITABLE RECURRING ANNUAL REVENUE

ACQUISITION OF TENTH TEXAS WISP POSITIONS ERF WIRELESS AS DOMINANT WISP IN TEXAS AND AMONG LARGEST BROADBAND NETWORKS IN COUNTRY

--------------------------------------------------------------------------------

LEAGUE CITY, Texas, Nov 05, 2007 (BUSINESS WIRE) -- ERF Wireless (OTCBB:ERFW), a leading provider of enterprise-class wireless and broadband products and services, announced today that the company has completed the acquisition of the assets and operations of TSTAR Internet Inc. The transaction, which closed on October 31, 2007, is the tenth acquisition by ERF Wireless Inc. of a Texas-based wireless Internet service provider (WISP) and includes all current customers and network infrastructure equipment of TSTAR Internet, including approximately 22 tower locations. With this acquisition, ERF Wireless now serves more than 10,000 customers in Texas and is the state's largest provider.


The TSTAR Internet acquisition, combined with the acquisition of Momentum Online announced on October 18, 2007, provides ERF Wireless broader access and increased market share in a large geographic area covering five counties in Central Texas, including Llano, Burnet, Gillespie, Blanco and Comal counties. The Central Texas acquisitions cover approximately 3,200 square miles and, when integrated with ERF Wireless' existing Central Texas WiNet and US-BankNet System, will give the company a footprint covering a population of more than 22,500 businesses, over 550,000 residents and 36 regional and community bank charters aggregating 462 branch locations. Robert C. "Bobby Mack" McClung, who recently joined the ERF Wireless management team with the acquisition of Momentum Online, will be responsible for overseeing and managing the company's Central Texas WISP operations that support local BranchNet and US-BankNet Systems in the region, and managing additional planned Central Texas WISP acquisitions.

Dr. H. Dean Cubley, Chairman and CEO of ERF Wireless, commented, "This Central Texas acquisition strengthens our market share in this geographic area and complements our growing WISP operations across the state of Texas." Dr. Cubley added, "Both TSTAR Internet and Momentum Online have built first-class networks and have achieved solid reputations with their respective combined customer bases of more than 5,500 customers and over $2,400,000 of profitable recurring annual revenue. The addition of large blocks of accretive recurring revenues, such as these, as well as other planned acquisitions, is moving ERF Wireless ahead quickly toward our near-term goal of generating overall positive cash flow and advancing to a national exchange."

George H. "Butch" Kemper, CEO of TSTAR Internet, commented, "The consolidation of two outstanding Central Texas WISP networks under the ERF Wireless banner will give the company the potential for substantial growth in this market service area and I'm looking forward to working with ERF Wireless management as we integrate the TSTAR network into ERF Wireless' growing network. I believe ERF Wireless has developed one of the best strategic wireless broadband deployment plans in the industry by building and acquiring strategically-located profitable wireless broadband networks in areas where the company has an existing or planned community or regional bank as an anchor tenant in its US-BankNet strategic plan."

John A. Burns, Chairman and CEO of ERF Wireless' Enterprise Network Services subsidiary, commented, "This acquisition enhances an important backbone segment in our planned rollout of US-BankNet across Central Texas. TSTAR's and Momentum's access to 55 towers, in addition to the 78 towers ERF Wireless already controls across the state, gives us a substantial footprint in the Central Texas corridor. Adding towers and already profitable backbone segments to our overall design of the US-BankNet System dramatically enhances the business model since any banking revenue is totally complementary to existing revenue and operations. But even more importantly, we are gaining a great management and support team for our growing company."

R. Greg Smith, CFO of ERF Wireless, commented, "With the acquisition of both Momentum Online and TSTAR Internet in October 2007, we have tripled the size of the recurring revenues from our WISP operations, thereby laying a strong foundation for the generation of both one-time and recurring revenues from our regional banking networks and subsequent WiNet sales to a bank's commercial customers. We also expect to announce additional acquisitions of other strategically-located and profitable wireless broadband networks to grow our recurring revenue base and to further our US-BankNet strategic plan."

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation (OTCBB:ERFW) that specializes in providing secure wireless and broadband product and secure service solutions to banking and commercial clients on a national and international basis. Its principals have been in the network integration, triple-play FTTH, IPTV content delivery, and Internet banking and encryption technology businesses for more than 20 years and have constructed encrypted, wireless broadband networks, fiber-to-the-home projects, as well as secure Internet banking solutions for hundreds of banks across America. For more information about ERF Wireless, please visit www.erfwireless.com or call 281-538-2101. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.


SOURCE: ERF Wireless

ERF Wireless Inc.
Clareen O'Quinn, 281-538-2101 ext. 113
coquinn@erfwireless.com

Copyright Business Wire 2007